Exhibit 99

Form 4 Joint Filer Information

Name:   Draper Fisher Jurvetson ePlanet Partners, Ltd.

Address:   2882 Sand Hill Road
           Suite 150
           Menlo Park, CA 94025

Designated Filer:   Draper Fisher Jurvetson ePlanet Ventures L.P.

Issuer & Ticker Symbol:   Thermage, Inc. (THRM)

Date of Event Requiring Statement:   11/15/2006

Signature:   /s/ John Fisher, for Draper Fisher Jurvetson ePlanet Partners, Ltd.,
as general partner of Draper Fisher Jurvetson ePlanet Ventures L.P.